Exhibit 99.2

INCENTIVE COMPENSATION AGREEMENT

This Incentive Compensation Agreement, dated as of March 6, 2017, is by and between ImmuCell Corporation, a Delaware corporation (the "Company") and Bobbi Jo Brockmann (the "Executive").
WITNESSETH:

WHEREAS, the Company wishes to provide to the Executive additional incentive compensation opportunities in order to induce the Executive to remain in the Company's employ and to further incentivize her to continue her leadership efforts toward the successful commercialization of the Company's Mast Out® product; and

WHEREAS, the Executive, in partial consideration of such potential additional compensation, is willing to agree to expand the obligations set forth in the Agreement in Connection with Employment by ImmuCell Corporation, dated as of November 15, 2009, between the Company and the Executive;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Incentive Compensation.

(a) The Company agrees to pay to the Executive (i) $50,000 upon the sale by the Company of 100,000 doses of Mast Out® within the later of (A) twelve (12) months after receipt by the Company of all necessary regulatory approvals to sell Mast Out® in the United States, or (B) three (3) months after the Company has produced sufficient quantities of Mast Out® to fill such orders, and (ii) an additional $50,000 upon the sale by the Company of 200,000 doses of Mast Out® (including the 100,000 doses described in clause (i)) on or prior to the date that is six (6) months after the date described in clause (i); provided, however, that such payments shall be due and payable only if the Executive is employed by the Company at the time of such sales, and shall be prorated for sales of lesser quantities of Mast Out® within such time period.  Sales shall be deemed to have occurred when the customer(s) have received the product, paid for it in full and not returned or rejected it within any applicable return or rejection period.  Such payments shall be subject to all required tax withholdings.

In addition, if the Company undergoes a Change of Control or sells or licenses all or substantially all of the rights to manufacture and sell Mast Out ®, and at the time of such Change of Control, sale or license the Executive is an employee of the Company, the Company will make the payments to the Executive described in the first paragraph of this Section 1(a) if and when the acquirer of the Company or such purchaser or licensee of Mast Out® sells into the market the related quantities of Mast Out ® described in such paragraph (within the time frames described therein).  For purposes hereof, "Change of Control" means (a) the sale of all or substantially all of the Company's assets, or (b) the sale or issuance of capital stock of the Company, in a single transaction or series of related transactions, or a merger, consolidation or similar transaction to which the Company is party, the result of which is one or more persons or entities acting together directly or indirectly acquiring a majority of the outstanding capital stock of the Company or of the surviving or resulting entity in such transaction.

(b)  In addition to the incentive compensation potentially payable to the Executive pursuant to Section 1(a) hereof, the Company will pay to the Executive, not later than February 28, 2018 (if she remains employed by the Company on such date), an amount equal to the percentage of the incentive bonus that was potentially payable to each of the five (5) sales representatives who report to the Executive for 2017 that was actually paid to such sales representatives, multiplied by $6,000.  (By way of example, if two of such representatives received 100% of their potential 2017 bonuses, and three received 50% of such potential bonuses, the amount payable hereunder would be $21,000.)  The Company will make an equitable adjustment to such formula in the event that there are more than five (5) sales representatives reporting to the Executive during any part of 2017.  In no event shall such payment to the Executive exceed $30,000.  Irrespective of whether any bonus payments are made to any such sales representatives, no amount shall be payable to the Executive hereunder unless the Company has a positive variance in total 2017 sales (all products) of at least $60,000 over the greater of (x) actual total 2016 sales (all products) or (y) the 2017 budgeted level of total sales as in effect on the date of this Agreement, in each case based on audited, GAAP-based sales dollars for products "out the Company's door".  The Company will establish a comparable incentive arrangement for the benefit of the Executive for all years subsequent to 2017 in which she remains employed by the Company.

2.
Non-Solicitation.  The Executive agrees, during the period in which she is employed by the Company and for one (1) year thereafter, not to solicit, or assist or induce any other person or entity in the soliciting, any person who at that time is (or within the preceding ninety (90) days was) an employee of, or a consultant or independent contractor to, the Company to leave his or her employment, consultancy or independent contractor status with the Company.

IMMUCELL CORPORATION

By:	/s/ Michael F. Brigham
Michael F. Brigham, its President

/s/ Bobbi Jo Brockmann
Bobbi Jo Brockmann